Exhibit 99.1

Sovran Self Storage Reports Second Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2008.

Net income available to common shareholders for the second quarter of 2008 was $10.5 million or $.48 per diluted share. Net income available to common shareholders for the same period in 2007 was $7.4 million or $.36 per diluted share. Funds from operations for the quarter were $.84 per fully diluted common share; equal to that reported for the quarter ended June 30, 2007. Overall, the gains made from solid rental rate growth and control over operating costs were offset by a decline in occupancy in the Florida and Capital District markets.

During the quarter, the Company refinanced its near term debt maturities and repaid its line of credit with the proceeds of a $250 million term note, entered into a new Line of Credit agreement providing $125 million of unsecured financing, formed a joint venture to acquire and manage up to $350 million of storage properties, acquired the balance of its partner’s investment in Locke Sovran I, and sold its lone facility in Detroit, MI.

Kenneth Myszka, the Company’s President and COO, said, “We experienced a solid quarter as we again increased revenues and net operating income at most of our properties. Two areas negatively impacted our results – Florida and the Capital District. Without these 2 areas, our same store revenues rise from 1.2% to 3.9% and our same store NOI rises from 1.8% to 5.9%. Overall, our portfolio is in good shape and performing well.”

OPERATIONS:

Total Company net operating income for the second quarter grew 5.1% compared with the same quarter in 2007 to $31.9 million. This growth was the result of improvement in the operating performance of the Company’s core portfolio and the income generated by the 21 stores acquired mid 2007. Overall average occupancy for the quarter was 82.6% and average rent per square foot for the portfolio was $10.51.

Revenues at the 338 stores owned and/or managed for the entire quarter in both years increased 1.2% over the second quarter of 2007, the result of a 2.6% increase in rental rates offset by a 220 basis point decrease in average occupancy. Same store operating expenses increased 0.1%; as a result, same store net operating income improved by 1.8% over the second quarter of 2007. General and administrative expenses rose $397,000 over the same period in 2007; this is primarily due to increased expenses involved in operating 31 more facilities this year.

During the quarter, strong performance was shown at the Company’s Texas, Missouri, New York and New England stores. Stores in Florida, Arizona, Alabama and the Washington, DC markets experienced slower than expected growth during the quarter.

PROPERTIES:

During the quarter, the Company sold its storage facility just outside Detroit, Michigan for $7.4 million. A gain of $.7 million (which was not included in the FFO computation) was recognized on the sale. The Company has no remaining stores in that market.

In June, the Company formed a joint venture with an affiliate of Heitman, LLC (the “JV”) to acquire and manage up to $350 million of storage properties to be acquired from unaffiliated owners. In July, the JV purchased 21 properties at a cost of $144 million, and expects to acquire additional facilities in the coming months.

The Company is continuing its program of expanding and enhancing its existing stores. Twelve expansions were completed during the quarter at a cost of $15.9 million; ten additional projects are expected to be placed on line during the balance of the year, with another fifteen to be initiated and underway by year-end.

CAPITAL TRANSACTIONS:

During the quarter, the Company refinanced its near term maturities and repaid its line of credit with the proceeds of a $250 million four year term note. The Company then entered into a group of interest rate swaps, effectively setting the interest rate on the note at 5.97% through 2012.

The Company also entered into a new, three year Line of Credit agreement, which provides $125 million of unsecured financing at a rate of LIBOR plus 1.375%. The facility is expandable, at the Company’s option, to $175 million.

David Rogers, the Company’s Chief Financial Officer commented, “With the successful debt refinancing, expansion of our credit facility, and the formation of the JV, we had a pretty busy quarter. We’re well positioned to move forward with our plans to grow our portfolio and improve our stores.”

In June, the Company paid $6.1 million to acquire the balance of its partner’s interest in Locke Sovran I, LLC. The Company now owns 100% of that entity.

During the quarter, the Company issued 162,287 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $6.3 million was received, and was used to fund capital improvements.

The Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company’s stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended June 30, 2008.

YEAR 2008 EARNINGS GUIDANCE:

The Company is anticipating conditions in most of its markets to become increasingly more competitive, and will utilize leasing incentives as well as increased advertising and aggressive marketing to improve occupancy. Because of these increased costs, the Company now estimates growth in net operating income on a same store basis to be approximately 1% – 2 ½% for the balance of the year.

The Company will continue to expand and improve its existing properties. The projected cost of these revenue enhancing projects is estimated at about $40 million in 2008, providing for up to 400,000 sq. ft. of additional premium space at as many as 40 stores.

For the next year at least, the Company plans to acquire stores on behalf of the recently formed JV. It expects to contribute $25 to $50 million as its share of the equity required to fund the JV. From time to time, the Company may acquire properties for its own portfolio or sell certain of its assets, but no such activity has been considered in providing guidance for the balance of 2008.

Funding of the JV contributions, acquisitions, and the above mentioned revenue enhancing improvements will be provided for the duration of 2008 primarily from borrowings on the Company’s line of credit.

General and administrative expenses are expected to increase moderately as the Company adds properties to the JV and enters new markets. These are expected to be offset by the realization of management fees from the JV.

At June 30, 2008, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

Management expects funds from operations for the third quarter of 2008 to be approximately $.86 to $.88 per share, and between $3.35 and $3.40 for the year 2008.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 7, 2008. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 380 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2008	2007
Assets
Investment in storage facilities:
Land	$239,644	$236,349
Building, equipment and construction in progress	1,121,131	1,086,359
	1,360,775	1,322,708
Less: accumulated depreciation	(199,853)	(183,679)
Investment in storage facilities, net	1,160,922	1,139,029
Cash and cash equivalents	21,060	4,010
Accounts receivable	2,575	2,794
Receivable from related parties	14	27
Investment in joint ventures	100	-
Prepaid expenses	6,159	4,771
Intangible asset - in-place customer leases (net of accumulated amortization of $4,696 in 2008 and $3,840 in 2007)	644	833
Other assets	10,170	6,741
Net assets of discontinued operations	-	6,383
Total Assets	$1,201,644	$1,164,588

Liabilities
Line of credit	$-	$100,000
Term notes	500,000	356,000
Accounts payable and accrued liabilities	20,917	23,752
Deferred revenue	6,087	5,602
Fair value of interest rate swap agreements	4,457	1,230
Accrued dividends	13,791	13,656
Mortgages payable	110,152	110,517
Total Liabilities	655,404	610,757

Minority interest - Operating Partnership	9,495	9,659
Minority interest - consolidated joint ventures	13,082	16,783

Shareholders' Equity
Common stock	231	228
Additional paid-in capital	661,286	654,141
Dividends in excess of net income	(106,481)	(98,437)
Accumulated other comprehensive income	(4,198)	(1,368)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	523,663	527,389

Total Liabilities and Shareholders' Equity	$1,201,644	$1,164,588

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	April 1, 2008	April 1, 2007
	to	to
(dollars in thousands, except share data)	June 30, 2008	June 30, 2007

Revenues
Rental income	$48,432	$46,301
Other operating income	1,688	1,571
Total operating revenues	50,120	47,872

Expenses
Property operations and maintenance	13,355	12,864
Real estate taxes	4,823	4,606
General and administrative	4,095	3,698
Depreciation and amortization	8,181	7,343
Amortization of in-place customer leases	327	2,742
Total operating expenses	30,781	31,253

Income from operations	19,339	16,619

Other income (expense)
Interest expense (including amortization of financing fees of $289 in 2008 and $242 in 2007)	(8,978)	(8,217)
Interest income	86	149
Minority interest - Operating Partnership	(204)	(167)
Minority interest - consolidated joint ventures	(421)	(462)
Equity in income of joint ventures	7	28

Income from continuing operations	9,829	7,950
Income from discontinued operations (including gain on disposal of $716 in 2008)	712	114

Net Income	10,541	8,064
Preferred stock dividends	-	(628)
Net income available to common shareholders	$10,541	$7,436

Per Common Share - basic
Continuing operations	$0.45	$0.36
Discontinued operations	0.04	0.00
Earnings per common share - basic	$0.49	$0.36

Earnings per common share - diluted
Continuing operations	$0.45	$0.36
Discontinued operations	0.03	0.00
Earnings per common share - diluted	$0.48	$0.36

Common shares used in basic earnings per share calculation	21,727,506	20,479,201

Common shares used in diluted earnings per share calculation	21,760,891	20,532,878

Dividends declared per common share	$0.6300	$0.6200

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	June 30, 2008	June 30, 2007

Revenues
Rental income	$96,490	$89,340
Other operating income	3,250	2,903
Total operating revenues	99,740	92,243

Expenses
Property operations and maintenance	27,150	25,217
Real estate taxes	9,563	8,972
General and administrative	8,220	7,254
Depreciation and amortization	16,253	14,322
Amortization of in-place customer leases	856	2,742
Total operating expenses	62,042	58,507

Income from operations	37,698	33,736

Other income (expense)
Interest expense (including amortization of financing fees of $562 in 2008 and $484 in 2007)	(17,933)	(15,816)
Interest income	178	678
Minority interest - Operating Partnership	(378)	(367)
Minority interest - consolidated joint ventures	(884)	(924)
Equity in income of joint ventures	19	80

Income from continuing operations	18,700	17,387
Income from discontinued operations (including gain on disposal of $716 in 2008)	794	214

Net Income	19,494	17,601
Preferred stock dividends	-	(1,256)
Net income available to common shareholders	$19,494	$16,345

Per Common Share - basic
Continuing operations	$0.86	$0.79
Discontinued operations	0.04	0.01
Earnings per common share - basic	$0.90	$0.80

Earnings per common share - diluted
Continuing operations	$0.86	$0.79
Discontinued operations	0.04	0.01
Earnings per common share - diluted	$0.90	$0.80

Common shares used in basic earnings per share calculation	21,687,436	20,446,229

Common shares used in diluted earnings per share calculation	21,712,668	20,506,267

Dividends declared per common share	$1.2600	$1.2400

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	April 1, 2008	April 1, 2007
	to	to
(dollars in thousands, except share data)	June 30, 2008	June 30, 2007

Net income	$10,541	$8,064
Minority interest in income	625	629
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,508	10,131
Depreciation and amortization from unconsolidated joint ventures	14	14
Gain on sale of real estate	(716)	-
Preferred dividends	-	(628)
Funds from operations allocable to minority interest in Operating Partnership	(352)	(361)
Funds from operations allocable to minority interest in consolidated joint ventures	(421)	(462)
Funds from operations available to common shareholders	18,199	17,387
FFO per share - diluted (a)	$0.84	$0.84

Common shares - diluted	21,760,891	20,532,878
Common shares if Series C Preferred Stock is converted	-	920,244
Total shares used in FFO per share calculation (a)	21,760,891	21,453,122

	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	June 30, 2008	June 30, 2007

Net income	$19,494	$17,601
Minority interest in income	1,262	1,291
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	17,155	17,157
Depreciation and amortization from unconsolidated joint ventures	29	28
Gain on sale of real estate	(716)	-
Preferred dividends	-	(1,256)
Funds from operations allocable to minority interest in Operating Partnership	(691)	(691)
Funds from operations allocable to minority interest in consolidated joint ventures	(884)	(924)
Funds from operations available to common shareholders	35,649	33,206
FFO per share - diluted (a)	$1.64	$1.61

Common shares - diluted	21,712,668	20,506,267
Common shares if Series C Preferred Stock is converted	-	920,244
Total shares used in FFO per share calculation (a)	21,712,668	21,426,511

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2007.

QUARTERLY SAME STORE DATA (2)	April 1, 2008	April 1, 2007
	to	to	Percentage
(dollars in thousands)	June 30, 2008	June 30, 2007	Change

Revenues:
Rental income	$45,872	$45,265	1.3%
Other operating income	1,435	1,495	-4.0%
Total operating revenues	47,307	46,760	1.2%

Expenses:
Property operations, maintenance, and real estate taxes	17,170	17,159	0.1%

Operating income	$30,137	$29,601	1.8%

(2) Includes the 338 stores owned and/or managed by the Company for the entire periods presented.

Same Store Revenues by State (2)	April 1, 2008	April 1, 2007
	to	to	Percentage
(dollars in thousands)	June 30, 2008	June 30, 2007	Change

Alabama	$1,372	$1,419	-3.3%
Arizona	1,228	1,229	-0.1%
Connecticut	1,111	1,082	2.7%
Florida	7,672	8,365	-8.3%
Georgia	3,298	3,211	2.7%
Louisiana	1,813	1,798	0.8%
Maine	284	273	4.0%
Maryland	473	517	-8.5%
Massachusetts	1,963	1,898	3.4%
Michigan	571	529	7.9%
Mississippi	704	674	4.5%
Missouri	1,090	1,010	7.9%
New Hampshire	524	505	3.8%
New York	4,458	4,141	7.7%
North Carolina	1,669	1,649	1.2%
Ohio	2,037	1,994	2.2%
Pennsylvania	715	697	2.6%
Rhode Island	482	459	5.0%
South Carolina	916	889	3.0%
Tennessee	544	517	5.2%
Texas	12,058	11,487	5.0%
Virginia	2,325	2,417	-3.8%

Total same store	$47,307	$46,760	1.2%

YEAR TO DATE SAME STORE DATA (3)	January 1, 2008	January 1, 2007
	to	to	Percentage
(dollars in thousands)	June 30, 2008	June 30, 2007	Change

Revenues:
Rental income	$88,292	$86,573	2.0%
Other operating income	2,712	2,809	-3.5%
Total operating revenues	91,004	89,382	1.8%

Expenses:
Property operations, maintenance, and real estate taxes	33,407	33,035	1.1%

Operating income	$57,597	$56,347	2.2%

(3) Includes the 326 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2008	2007	2008	2007

Weighted average quarterly occupancy	82.6%	84.8%	82.3%	84.8%

Occupancy at June 30	83.5%	85.8%	83.1%	85.4%

Rent per occupied square foot	$10.51	$10.24	$10.35	$10.24

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the six months ended June 30, 2008:

Beginning balance	$1,322,708
Property acquisitions	14,013
Additional investment in consolidated joint ventures	2,473
Improvements and equipment additions:
Expansions	16,499
Roofing, paving, painting, and equipment:
Stabilized stores	7,420
Recently acquired and joint venture stores	1,502
Change in construction in progress (Total CIP $9.5 million)	(3,726)
Dispositions	(114)
Storage facilities at cost at period end	$1,360,775

	June 30, 2008	June 30, 2007

Common shares outstanding at June 30	21,890,727	20,606,535
Operating Partnership Units outstanding at June 30	422,527	427,335

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850